UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                             AVIVA PETROLEUM, INC.
                             ---------------------
                                (Name of issuer)


                           Common Stock, No Par Value
                           --------------------------
                         (Title of class of securities)


                                   05379P205
                                   ---------
                                 (CUSIP number)


                                 Arthur H. Amron
                               Wexford Capital LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830

                                 (203) 862-7012
 -------------------------------------------------------------------------------
           (Name, address and telephone number of person authorized to receive notices and communications)

                                 March 23, 2001
                                 --------------
             (Date of event which requires filing of this statement)




If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Ruless.240.13d-7



                                                              Page 1 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.        Wexford Special Situations 1996, LP
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  WC


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                          Delaware


--------------------------------------------------------------------------------
         Number of Shares   7.   Sole Voting Power                           0
         Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)      3
         Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                      0

                            ----------------------------------------------------
                            10.  Shared Dispositive Power (see Item 5 below) 3

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      3

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

-------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                         PN

--------------------------------------------------------------------------------
                                                              Page 2 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                 Wexford Special Situations
                                                     1996 Institutional, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  WC

--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                          Delaware

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power                            0
         Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)       5
         Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                       0

                            ----------------------------------------------------
                            10.  Shared Dispositive Power (see Item 5 below)  5

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                       5

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]


--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%


--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                         PN

--------------------------------------------------------------------------------


                                                              Page 3 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.    Wexford Special Situations 1996 Limited
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                 WC


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                    Cayman Islands

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power
         Beneficially                                                        0
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)
         Reporting                                                           2
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power
                                                                             0
                            ----------------------------------------------------
                            10.  Shared Dispositive Power (see Item 5 below) 2

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      2

--------------------------------------------------------------------------------

12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                 [ ]

--------------------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions)                         CO

--------------------------------------------------------------------------------

                                                              Page 4 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                     Wexford-Euris Special
                                                           Situations 1996, LP
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  WC


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                          Delaware

--------------------------------------------------------------------------------

         Number of Shares  7.   Sole Voting Power
         Beneficially                                                         0
                           -----------------------------------------------------
         Owned by Each     8.   Shared Voting Power (see Item 5 below)
         Reporting                                                            4
                           -----------------------------------------------------
         Person With       9.   Sole Dispositive Power
                                                                              0
                           -----------------------------------------------------
                           10.  Shared Dispositive Power (see Item 5 below)   4

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially                                        4
         Owned by Each Reporting Person


--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions)
                                                                            PN
--------------------------------------------------------------------------------


                                                              Page 5 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                        Wexford Capital LLC
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  AF


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                       Connecticut

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power                            0
          Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)      14
          Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                       0

                            ----------------------------------------------------

                            10.  Shared Dispositive Power (see Item 5 below) 14

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      14

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%


--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                         OO
--------------------------------------------------------------------------------


                                                              Page 6 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.                      Wexford Advisors, LLC
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  AF


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                          Delaware

--------------------------------------------------------------------------------

         Number of Shares  7.   Sole Voting Power                             0
         Beneficially
                           -----------------------------------------------------
         Owned by Each     8.   Shared Voting Power (see Item 5 below)       10
         Reporting
                           -----------------------------------------------------
         Person With       9.   Sole Dispositive Power                        0

                           10.  Shared Dispositive Power (see Item 5 below)   10

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      10

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                         OO

--------------------------------------------------------------------------------

                                                              Page 7 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------

1.       Names of Reporting Persons.                Wexford Euris Advisors, LLC
         I.R.S. Identification Nos. of Above Persons (entities only) (Intentionally Omitted)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  AF


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                          Delaware

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power                            0
         Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)       4
         Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                       0

                            10.  Shared Dispositive Power (see Item 5 below)  4

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                       4

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)
                                                                             OO
--------------------------------------------------------------------------------

                                                              Page 8 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                        Charles E. Davidson
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  AF


--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                     United States

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power                            0
          Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)      14
          Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                       0

                            ----------------------------------------------------
                            10.  Shared Dispositive Power (see Item 5 below) 14

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      14

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]

--------------------------------------------------------------------------------

13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%

--------------------------------------------------------------------------------

14.      Type of Reporting Person (See Instructions)                         IN

--------------------------------------------------------------------------------
                                                              Page 9 of 13 Pages

CUSIP No. 05379P205

--------------------------------------------------------------------------------
1.       Names of Reporting Persons.                           Joseph M. Jacobs
         I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group               (a) [x]
         (See Instructions)                                             (b) [ ]

--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Source of Funds (See Instructions)                                  AF

--------------------------------------------------------------------------------
5.       Check if Disclosure of Legal Proceedings is
         Required Pursuant to Items 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6.       Citizenship or Place of Organization                     United States

--------------------------------------------------------------------------------

         Number of Shares   7.   Sole Voting Power                            0
          Beneficially
                            ----------------------------------------------------
         Owned by Each      8.   Shared Voting Power (see Item 5 below)      14
          Reporting
                            ----------------------------------------------------
         Person With        9.   Sole Dispositive Power                       0

                            10.  Shared Dispositive Power (see Item 5 below) 14

--------------------------------------------------------------------------------
11.      Aggregate Amount Beneficially
         Owned by Each Reporting Person                                      14

--------------------------------------------------------------------------------
12.      Check if the Aggregate Amount in Row (11) Excludes
         Certain Shares (See Instructions)                                  [ ]


--------------------------------------------------------------------------------
13.      Percent of Class Represented by Amount in Row (11)      less than 0.1%


--------------------------------------------------------------------------------
14.      Type of Reporting Person (See Instructions)                         IN

--------------------------------------------------------------------------------

                                                             Page 10 of 13 Pages

         This  Amendment  No. 1 to Schedule  13D modifies  and  supplements  the
Schedule 13D dated October 28, 1998 with respect to the common stock, no par value (the "Common Stock"), of AVIVA PETROLEUM, INC., a Texas corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 1, such Schedule 13D, as amended as provided above, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in such Schedule 13D.


Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

         1. Since the filing of Schedule 13D, the Special Funds, Wexford Cayman and the Euris Fund sold an aggregate of 5,438,625 shares of Common Stock in open market transactions at an average sales price of $.045 per share, leaving them with beneficial ownership of an aggregate of 14 shares of Common Stock, representing less than 0.1% of the outstanding Common Stock.

                           The  Special  General  Partner  may, by reason of its
                  status as the sole general partner of the Special Funds, be deemed to own beneficially the Common Stock of which the Special Funds possess beneficial ownership.

                           Wexford Capital (formerly known as Wexford Management
                  LLC) may, by reason of its status as investment manager to the Special Funds and the Euris Fund and as sub-advisor to the Special General Partner on behalf of Wexford Cayman, be deemed to own beneficially the Common Stock of which the Special
                  Funds, Euris Fund and Wexford Cayman possess beneficial ownership.

                           The  Special  General  Partner  may, by reason of its
                  status as the investment advisor to Wexford Cayman, be deemed to own beneficially the Common Stock of which Wexford Cayman possesses beneficial ownership.

                           The  Euris  General  Partner  may,  by  reason of its
                  status as the general partner of Euris Fund, be deemed to own beneficially the Common Stock of which the Euris Fund possesses beneficial ownership.

                           Each of Charles E. Davidson and Joseph M. Jacobs may,
                  by reason of his status as a controlling person of the Special General Partner, the Euris General Partner and Wexford Capital, be deemed to own beneficially the Common Stock of which the Special Funds, Euris Fund and Wexford Cayman possess beneficial ownership.

                           Each  of  Charles  E.  Davidson,  Joseph  M.  Jacobs,
                  Wexford Capital and the Special General Partner shares the power to vote and to dispose of the shares of Common Stock the Special Funds beneficially own.

                           Each  of  Charles  E.  Davidson,  Joseph  M.  Jacobs,
                  Wexford Capital and the Euris General Partner shares the power to vote and to dispose of the shares of Common Stock Euris Fund beneficially owns.

                           The  Special  General  Partner  shares  with  Wexford
                  Capital and Wexford Cayman the power to vote and to dispose of the shares of Common Stock Wexford Cayman beneficially owns.

                                                   *  *  *  *  *


                                                             Page 11 of 13 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 28, 2001
WEXFORD SPECIAL SITUATIONS 1996, LP
By:      WEXFORD CAPITAL LLC,
         its investment manager

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Senior Vice President


WEXFORD SPECIAL SITUATIONS 1996 INSTITUTIONAL, LP
By:      WEXFORD CAPITAL LLC,
         its investment manager

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Senior Vice President


WEXFORD-EURIS SPECIAL SITUATIONS 1996, LP

By:      WEXFORD CAPITAL LLC,
         its investment manager

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Senior Vice President


WEXFORD SPECIAL SITUATIONS 1996 LIMITED

By:      WEXFORD CAPITAL LLC,
         its investment sub-advisor

         By: /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Senior Vice President


WEXFORD CAPITAL LLC

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Senior Vice President



                                                             Page 12 of 13 Pages

WEXFORD ADVISORS, LLC

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Vice President


WEXFORD EURIS ADVISORS, LLC

         By:      /s/Arthur H. Amron
         Name:    Arthur H. Amron
         Title:   Vice President


/s/ Charles E. Davidson
Charles E. Davidson


/s/Joseph M. Jacobs
Joseph M. Jacobs



                                                             Page 13 of 13 Pages